KongZhong Corporation Announces Change of Board of Directors

Beijing, China, July 6, 2010 - KongZhong Corporation (NASDAQ: KONG), a leading provider of digital entertainment services for consumers in the PRC, today announced that the Company’s Board of Directors has elected Mr. Jay Kenneth Chang to the Board, effective immediately.  Mr. Chang replaces Mr. Nick Yang, who resigned from the Board on July 6, 2010 for personal reasons.  Mr. Chang will serve the remainder of Mr. Yang’s term, which ends in 2011.

Mr. Chang is the Chief Financial Officer of the Company and has been with the Company since February 2009.

Commenting on Mr. Chang’s appointment, the Company’s Chairman and Chief Executive Officer, Mr. Leilei Wang, said, “I’m pleased to welcome Jay to our Board of Directors.  Jay is a strong addition to our Board and his significant senior level financial experience is a valuable asset as we continue to develop KongZhong’s strategic initiatives in the mainland Chinese mobile Internet and online game markets.”

Mr. Nick Yang, one of the co-founders of the Company, has informed the Board of his decision to resign from the Board as Director and Vice Chairman, effective July 6, 2010.  Mr. Yang will focus on his own personal entrepreneurial endeavors in the future.

Regarding Mr. Yang's resignation, Mr. Leilei Wang, said, “The board and I wish to acknowledge all the key contributions Nick has brought to KongZhong since he co-founded the Company in 2002.  We wish Nick the best in all his future endeavors.”

About KongZhong

We are one of the leading providers of digital entertainment services for consumers in the PRC. We operate four main business units, namely WVAS, WIS, mobile games and online games. We are one of the leading providers of WVAS to mobile phone users. We began providing WVAS on the networks of China Mobile in 2002. Since 2004, we have provided WVAS on the networks of China Unicom, China Telecom, China Netcom and the other major telecommunications operators in the PRC. Since 2004, we have been offering news, entertainment, community and mobile advertising services through our wireless Internet sites, including Kong.net, ko.cn and ct.cn. In 2008, we began reporting our mobile games business as a stand-alone operating segment, while it was previously reported as part of our WVAS business. We began our online games business in 2010, through our acquisition of Dacheng Networks, a developer and operator of online games.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, without limitation, statements regarding trends in the wireless value-added services, wireless media and mobile games industries and our future results of operations, financial condition and business prospects.  Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them.  These statements involve risks and uncertainties, and actual market trends and our results may differ materially from those expressed or implied in these forward looking statements for a variety of reasons.  Potential risks and uncertainties include, but are not limited to, continued competitive pressure in China’s wireless value-added services, wireless media and mobile games industries and the effect of such pressure on prices; unpredictable changes in technology, consumer demand and usage preferences in the market; the state of and any change in our relationship with China’s telecommunications operators; our dependence on the billing systems of telecommunications operators for our performance; the outcome of our investment of operating income generated from the WVAS segment into the development of our wireless Internet segment and mobile games segment; changes in the regulations or policies of the Ministry of Industry and Information Technology and other relevant government authorities; and changes in political, economic, legal and social conditions in China, including the Chinese government’s policies with respect to economic growth, foreign exchange, foreign investment and entry by foreign companies into China’s telecommunications market.  For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.

KongZhong Contacts
Investor Contact:	Media Contact:
Jay Chang	Xiaohu Wang
Chief Financial Officer	Manager
Tel.: (+86-10) 8857-6000	Tel: (+86-10) 8857-6000
Fax: (+86-10) 8857-5891	Fax: (+86-10) 8857-5900
E-mail: ir@kongzhong.com	E-mail: xiaohu@kongzhong.com

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